Exhibit 5.1

April 4, 2018

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

           Re: Wize Pharma, Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Wize Pharma, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission, registering the offer and sale from time to time pursuant to the Company’s 2018 Stock Incentive Plan of up to 435,052 shares of the Company’s common stock, $0.001 par value per share.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being issued pursuant to the Registration Statement are duly authorized and will be, when so issued, legally and validly issued, and fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Sichenzia Ross Ference Kesner LLP

Sichenzia Ross Ference Kesner LLP

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